Exhibit 99.1

FOR IMMEDIATE RELEASE:

LABOR READY UPDATES GUIDANCE AND ANNOUNCES DEPARTURE OF CHIEF OPERATING OFFICER

TACOMA, WA, June 9, 2003—Labor Ready, Inc. (NYSE: LRW) today updated its previously released guidance for the second quarter of 2003.

The Company stated that net income per share for the second quarter is expected to be between $0.08 - $0.10, compared to $0.08 a year earlier and compared to previous guidance of $0.07 - $0.09 per share as issued by the Company on April 15, 2003.  Revenue for the quarter is expected to be between $216 and $218 million, as compared to $219.1 a year earlier and previous guidance of $215-$220 million.

Joe Sambataro, Labor Ready president and chief executive officer, said: “Our new revenue estimate is in line with our previous guidance and we are achieving higher than expected gross margins resulting in an increase in our earnings estimate.”

The Company expects to release its financial results for the quarter ending June 27, 2003 after the market closes on July 15, 2003 and will host a conference call at 5:00 p.m. (ET) on July 15, 2003.  Details for the conference call will be announced separately.

The Company also announced it will web cast its annual shareholders meeting to be held in Tacoma, Washington starting at 10:00 a.m. (PT), Wednesday, June 11, 2003.  Investors may access an Internet web cast of the presentation at: http://www.LaborReady.com.  To access the web cast, click on the Investor tab.

“We are excited to review the Company’s success with investors and update our recent progress at the upcoming shareholders meeting,” said Labor Ready President and CEO Joe Sambataro.

The Company also announced the departure of Matt Rodgers, executive vice president and chief operating officer.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets.  Labor Ready serves approximately 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing.  In 2002, the Company put nearly 600,000 people to work. Labor Ready operates more than 775 locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com

This news release contains forward-looking statements, including statements about the ranges of revenues and profits anticipated for future periods.  Our actual results may,

however, differ materially from the expectations discussed in this press release.  Our results are subject to a number of risks, including risks described in our Report on Form 10-K filed March 14, 2003 and other filings with the Securities and Exchange Commission.

For more information, contact:

Stacey Burke

Director of Public Relations

Labor Ready, Inc.

(253) 680-8291